FOR IMMEDIATE RELEASE
Exhibit 1

August 31, 2006
Contact Information:
Nissin Co., Ltd.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nissin-f.co.jp
Announcement of a Business Alliance with The Bank of Fukuoka, Ltd.
     Nissin Co., Ltd. (the Company) hereby announces that it has entered into a basic agreement to form a business alliance with The Bank of Fukuoka, Ltd. (The Bank of Fukuoka), to provide funding services for Small and Medium-sized Enterprises (SMEs), including start-up businesses, and owners.
1. Purpose of the business alliance
     The Bank of Fukuoka is a regional bank with the largest amount of deposits and loans in the Kyushu region, and it focuses on providing financial support to start-up enterprises, in addition to its provision of financial services to SMEs and business owners, so as to be “the bank beyond your expectation”.

     The Company provides various financial and other services corresponding to business owners’ stages of growth. Especially in the Kyushu region, the Company is trying to enhance its business organization through APREK CO., LTD., which became its subsidiary in December 2005, and its Kyushu Sales Department established in June 2006 at Tenjin, Fukuoka City.

     This business alliance will combine the strong business infrastructure and finance expertise that The Bank of Fukuoka has with respect to SMEs, and the business and credit expertise that the Company has with regard to business owners including those of start-up businesses. This enables us to meet the financial needs of SMEs and business owners, including those of start-up businesses, that have never been served by existing financial institutions. Furthermore, through our business, we plan to contribute to the vitalization of the Kyushu region, with its growth potential as a gateway to other Asian countries.
2. Outline of the business alliance
     The Company will guarantee 100% of the new loans provided by The Bank of Fukuoka as described below.

Product profile

	Form of contract:	Loan on deed
‚	Loan amount:	1 million yen to 10 million yen
ƒ	Period of loan:	Five years maximum
„	Purpose of loan:	Operating capital, funds for equipment, start-up capital
…	Security, etc.:	Unsecured, guaranteed by a representative guarantor
3. Outline of The Bank of Fukuoka, Ltd.

Company name:	The Bank of Fukuoka, Ltd.
Main business:	Banking
Founded:	March 31, 1945
Representative:	Masaaki Tani
Head Office:	13-1, Tenjin 2-chome, chuo-ku, Fukuoka 810-8727, Japan
Amount of capital:	70,310 million yen (As of March 31, 2006)
Major shareholders:
Japan Trustee Services Bank, Ltd., The Master Trust Bank of Japan, Ltd., Meiji Yasuda Life Insurance Company, Kyushu Electric Power Company, Incorporated, Sumitomo Life Insurance Company, The Dai-ichi Mutual Life Company, Nihon Life Insurance Company and others.

Relation with NISSIN:	Nissin has guarantee liabilities for loans extended by The Bank of Fukuoka, Ltd. to the Company’s subsidiary (APREK CO., LTD.)

4.  Business alliance schedule
     August 31, 2006: Business alliance agreement concluded
5.  Future Projections
     The effect on performance for the current period is expected to be minor, and there is no change in our financial forecast.
     These materials contain forward-Looking statements about our industry, our business, our plans, and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct.
     Important risks and factors that could cause our actual results to differ materially from the forward-looking statements include, without limitation:
•	the effect of weak domestic economic conditions, including changes in corporate and personal bankruptcy and unemployment rates in Japan;

•	competition by entry of major financial institutions and IT companies in the business owners and consumer loan industries;

•	misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries generally or us specifically;

•	the effect of potential changes to legislation and accompanying enforcement, and restrictions and regulations associated with Japan or U.S. law, including restrictions on interest rates, to regulations for the money lending business;

•	the growing variety of legal means with which debtors can seek protection from creditors;

•	uncertain liquidity of Japan’s capital markets and availability of funding from lenders on favorable terms and potential changes to government policy, including Japan’s monetary policy;

•	the reliability of our information or technological systems and networks.

•	the influence of our chairman and his family over important decisions;

•	the failure to generate the results we desire by changes in the mix of our assets portfolio;

•	fluctuation in market environments regarding our investments;

•	our ability to pursue and maintain profitable joint ventures and strategic alliances;

•	the effect of fluctuations in the value of real estate held and potential changes to tax legislation and amendments to regulations concerning real estate-related businesses; and

•	increasing competition in the loan servicing market in which Nissin Servicer Co., Ltd., a consolidated subsidiary, operates.